Exhibit 99.1

PARAMOUNT GOLD COMPLETES AN UPDATED TECHNICAL REPORT SUMMARY FOR THE SLEEPER GOLD PROJECT

•	TOTAL GOLD RESOURCE OUNCES INCREASE NEARLY 30%

•	MEASURED AND INDICATED GOLD RESOURCE OUNCES INCREASE TO 60% OF TOTAL RESOURCE FROM NIL

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RESOURCE ESTIMATED AT 1.9 MILLION OUNCES OF MEASURED PLUS INDICATED CONTAINED GOLD AND 31 MILLION OUNCES OF SILVER, AND AN ADDITIONAL 1.2 MILLION OUNCES OF GOLD AND 9.5 MILLION OUNCES OF SILVER IN THE INFERRED CATEGORY

Winnemucca, Nevada – September 8, 2023 – Paramount Gold Nevada Corp. (NYSE American: PZG) (“Paramount” or the “Company”) has issued an S-K 1300 Technical Report Summary (“TRS” or the “Study”) for its 100% owned Sleeper Gold-Silver Project (the “Project”) improving upon the total resources and associated confidence in the resources previously reported.

Paramount’s President and COO Glen Van Treek stated that, “Our team is thrilled with the progress we have made advancing the Sleeper project since the complete database verification process commenced. We are very optimistic this new resource estimate will support a robust Initial Assessment of project economics as recommended by our consultants, MDA of Reno, Nevada, a division of RESPEC.”

CEO Rachel Goldman noted that, “The database verification process has captured the value of tens of millions of dollars of historical work done on the Sleeper Project. Sleeper is a significant asset which we think is not reflected in our current valuation and the future potential of our Company. This resource restatement is a major step forward towards realizing Sleeper’s value for our shareholders.”

The digitizing and validation of the Sleeper database included over 4,200 drill holes completed since the original AMAX gold discovery hole in the 1980’s, a span of over 40 years. The database review included a revision of gold and silver values against original assay certificates, drill hole logs, sample sheets and verification of over 300,000 samples containing gold and silver assays. Additionally, the team re-assayed over 3,000 samples of old pulps and split core from drilling conducted in the 80’s and 90’s, bringing the overall database to current industry standards.

The new resource model based on the verified database increased total gold resources from 2.4 million ounces to 3.1 million ounces and improved the confidence level by upgrading 60% or 1.9 million ounces of total gold resources to the measured and indicated categories from inferred resources in the TRS filed in September of 2022.

Mineral Resources

Category	Tonnes (000’s)	Au (g/T)	Au (000’s oz)	Ag (g/T)	Ag (000’s oz)
Measured	4,902	0.537	85	3.61	570
Indicated	158,337	0.356	1,812	4.06	20,661
Inferred	119,909	0.315	1,214	2.45	9,454

Notes:

•	The estimate of mineral resources was done by RESPEC in metric tonnes.

•	Mineral Resources comprised all model blocks at a 0.14 g Au/t cut-off for Oxide and Mixed, 0.17 g Au/t for Sulfide within an optimized pit and 0.14 g Au/t for dumps.

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The average grades of the Mineral Resources are comprised of the weighted average of Oxide, Mixed, Sulfide, and dumps mineral resources. Alluvium mineralized materials are not included in the mineral resources.

•	Mineral Resources within the optimized pit are block-diluted tabulations. Dumps mineral resources are undiluted tabulations.

•	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

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Mineral Resources potentially amenable to open pit mining methods are reported using a gold price of US$1,800/oz, a silver price ofUS$22/oz, a throughput rate of 30,000 tonnes/day, assumed metallurgical recoveries of 84.6% for Au and 52.3% for Ag, mining costs of US$2.40/tonne mined, heap leach processing costs of US$3.08/tonne processed, floatation with bio-oxidation processing costs of US$8.52/tonne processed, general and administrative costs of $0.46/tonne processed. Gold and silver commodity prices were selected based on analysis of the three-year running average at the end of July 2023.

•	The effective date of the estimate is June 30, 2023.

•	Rounding may result in apparent discrepancies between tonnes, grade, and contained metal content.

Source: (As Filed) S-K 1300 Technical Report Summary Initial Assessment

RESPEC recommends the completion of a TRS Initial Assessment to test the preliminary project economics and if positive, recommends additional metallurgical testing and a 7,600-meter infill drill program to provide additional information related to geotechnical data, hydrology, improvements to resource reliability and confidence. RESPECs detailed recommendations, outlined in the Study, provide a clear path forward through to the completion of a Pre-Feasibility Study.

S-K 1300 is a Securities Exchange Commission (“SEC”) requirement that requires registrants with material mining operations including those in the exploration and development stage to provide certain disclosures about its mining activities in its SEC filings.

Qualified Person Disclosure

The mineral resource estimate was completed and reviewed by a Qualified Person at RESPEC, and metallurgical inputs were given by a Qualified Person at Woods Process, who are independent of Paramount Gold Nevada Corp.

All the above-named Companies have reviewed and approved this news release.

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About Paramount Gold Nevada Corp.

Paramount Gold Nevada Corp. is a U.S. based precious metals exploration and development company. Paramount’s strategy is to create shareholder value through exploring and developing its mineral properties and to realize this value for its shareholders in three ways: by selling its assets to established producers; entering joint ventures with producers for construction and operation; or constructing and operating mines for its own account.

Paramount holds a 100% interest in four gold projects: Grassy Mountain; Frost; Sleeper and Bald Peak.

The Grassy Mountain Gold Project consists of approximately 8,200 acres located on private and BLM land in Malheur County, Oregon. The Grassy Mountain Gold Project contains a gold-silver deposit (100% located on private land) for which results of a positive Feasibility Study have been released and key permitting milestones accomplished.

Frost is comprised of 84 unpatented lode claims covering approximately 1,730 acres located 12 miles southwest of the Company’s proposed high-grade, underground Grassy Mountain gold mine in Malheur County, Oregon (“Grassy”).

The Sleeper Gold Project is located in Northern Nevada, the world’s premier mining jurisdiction. The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,474 unpatented mining claims (approximately 44,917 acres).

The drill ready, Bald Peak Project in Nevada, consists of approximately 2,260 acres.

Cautionary Note to U.S. Investors

Paramount is subject to the reporting requirements of the Securities Exchange Act of 1934 and this filing and other U.S. reporting requirements are governed by Subpart 1300 of Regulation S-K promulgated by the SEC. Additionally, Paramount is subject to certain reporting requirements under applicable Canadian securities laws with respect to our material mineral properties under National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101). We caution investors that certain terms used under Canadian reporting requirements and definitions of NI 43-101 to describe mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Therefore, investors are cautioned not to assume that all or any part of the mineralized material contained at any of our material projects will ever be converted to Subpart 1300 of Regulation S-K compliant reserves.

Safe Harbor for Forward-Looking Statements

This release and related documents may include “forward-looking statements” and “forward-looking information” (collectively, “forward-looking statements”) pursuant to applicable United States and Canadian securities laws. Paramount’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Words such as “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements, although these words may not be present in all forward-looking statements. Forward-looking statements included in this news release include, without limitation, statements with respect to the use of proceeds from the Offerings. Forward-looking statements are based on the reasonable assumptions, estimates, analyses and opinions of management made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: the conclusions made in the feasibility study for the Grassy Mountain Gold Project (the “FS”); the quantity and grade of resources included in resource estimates; the accuracy and achievability of projections included in the FS; Paramount’s ability to carry on exploration and development activities, including construction; the timely receipt of required approvals and permits; the price of silver, gold and other metals; prices for key mining supplies, including labor costs and consumables, remaining consistent with current expectations; work meeting expectations and being consistent with estimates and plant, equipment and processes operating as anticipated. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: uncertainties involving interpretation of drilling results; environmental matters; the ability to obtain required permitting; equipment breakdown or disruptions; additional financing requirements; the completion of a definitive feasibility study for the Grassy Mountain Gold Project; discrepancies between actual and estimated mineral reserves and mineral resources, between actual and estimated development and operating costs and between estimated and actual production; the global epidemics, pandemics, or other public health crises, including the novel coronavirus (COVID-19) global health pandemic, and the spread of other viruses or pathogens and the other factors described in Paramount’s disclosures as filed with the SEC and the Ontario, British Columbia and Alberta Securities Commissions.

Except as required by applicable law, Paramount disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Paramount Gold Nevada Corp.

Rachel Goldman, Chief Executive Officer

Christos Theodossiou, Director of Corporate Communications

844-488-2233

Twitter: @ParamountNV